Exhibit 99.1

DYNΛVAX

INNOVATING IMMUNOLOGY

Dynavax Exercises Option for $75 Million in Non-Dilutive Debt

•	Proceeds to fund HEPLISAV-B® commercialization activities and completion of ongoing immuno-oncology studies

BERKELEY, Calif., March 18, 2019 -- Dynavax Technologies Corporation (NASDAQ: DVAX) today announced that it has exercised its option to draw down $75 million of non-dilutive capital under its existing term loan agreement with CRG Servicing LLC, a healthcare-focused investment firm.

"This non-dilutive financing, together with our $145.5 million in cash and marketable securities at December 31, 2018, will be used for commercialization of our HEPLISAV-B adult hepatitis B vaccine," said Michael Ostrach, chief financial officer of Dynavax. " The proceeds will also help fund the completion of our ongoing immuno-oncology studies. We are committed to being thoughtful and diligent in determining the best path forward to drive value for our shareholders in a capital-efficient manner and ultimately provide better options for patients.”

Dynavax launched HEPLISAV-B in the U.S. in 2018 for the prevention of infection caused by all known subtypes of hepatitis B virus in adults age 18 years and older. HEPLISAV-B is the only two-dose hepatitis B vaccine, and it consistently protects more than 90% of adult patients. HEPLISAV-B is poised to become the standard of care hepatitis B adult vaccine and HEPLISAV-B operations are expected to achieve profitability by the end of 2019.

Within immuno-oncology, Dynavax is focused on the local induction of innate immunity, which will be instrumental in the future treatment of cancer. The company’s lead TLR9 immuno-oncology compound, SD-101, has shown clinical activity as a single agent and in combination with pembrolizumab in patients with advanced melanoma and head and neck cancer, and has consistently produced response rates that are higher than those reported for anti-PD-1 therapy alone.

On March 12, 2019, Dynavax provided a notice of borrowing to CRG Servicing for the $75 million tranche, with a funding date of March 29, 2019. This second tranche is the remaining portion of a $175 million term loan facility with CRG Servicing, of which Dynavax drew down $100 million upon signing in February 2018. The loans each have a maturity date of December 31, 2023, unless earlier prepaid. Final funding is subject to Dynavax’s compliance with customary conditions.

Dynavax expects to use the proceeds for marketing, sales and production activities for its HEPLISAV-B adult hepatitis B vaccine and completion of its ongoing immuno-oncology studies, as well as general working capital and general corporate purposes.

About Hepatitis B

Hepatitis B is a viral disease of the liver that can become chronic and lead to cirrhosis, liver cancer and death. The hepatitis B virus is 50 to 100 times more infectious than HIV,i and transmission is on the rise. In 2015, new cases of acute hepatitis B increased by more than 20 percent nationally.ii There is no cure for hepatitis B, but effective vaccination can prevent the disease.

In adults, hepatitis B is spread through contact with infected blood and through unprotected sex with an infected person. The CDC recommends vaccination for those at high risk for infection due to their jobs, lifestyle, living situations and travel to certain areas.iii Because people with diabetes are particularly vulnerable to infection, the CDC recommends vaccination for adults age 19 to 59 with diabetes as soon as possible after their diagnosis, and for people age 60 and older with diabetes at their physician's discretion.iv Approximately 20 million U.S. adults have diabetes, and 1.5 million new cases of diabetes are diagnosed each year.v

About HEPLISAV-B

HEPLISAV-B is an adult hepatitis B vaccine that combines hepatitis B surface antigen with Dynavax’s proprietary Toll-like Receptor (TLR) 9 agonist to enhance the immune response. Dynavax has worldwide commercial rights to HEPLISAV-B.

For more information about HEPLISAV-B, visit http://heplisavb.com/.

About SD-101

SD-101, the Company's lead clinical candidate, is a proprietary, second-generation Toll-like receptor 9 (TLR9) agonist CpG-C class oligodeoxynucleotide. Dynavax is evaluating this intratumoral TLR9 agonist in several clinical studies to assess its safety and activity, including a Phase 1b/2 study in combination with KEYTRUDA® (pembrolizumab), an anti-PD-1 therapy, in patients with advanced melanoma and in patients with head and neck squamous cell cancer in a clinical collaboration with Merck. Dynavax maintains all commercial rights to SD-101.

About Dynavax

Dynavax is a fully-integrated biopharmaceutical company focused on leveraging the power of the body's innate and adaptive immune responses through Toll-like receptor (TLR) stimulation. Dynavax discovers and develops novel vaccines and immuno-oncology therapeutics. The Company launched its first commercial product, HEPLISAV-B® [Hepatitis B Vaccine (Recombinant), Adjuvanted], in February 2018, following U.S. FDA approval for prevention of infection caused by all known subtypes of hepatitis B virus in adults age 18 years and older. Dynavax's lead immunotherapy product, SD-101, is an investigational cancer immunotherapeutic currently being evaluated in Phase 1/2 studies and its second cancer immunotherapeutic, DV281, is in Phase 1 development. For more information, visit www.dynavax.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding our ability to successfully commercialize HEPLISAV-B, our anticipated level of sales and profitability from HEPLISAV-B operations,  whether existing cash and the funds available under the term loan agreement will be sufficient to fund the continued launch of HEPLISAV-B and continued development of our pipeline, and the conduct of clinical trials of SD-101, including results from such trials. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including whether payers will provide timely reimbursement for HEPLISAV-B; whether prescribers and other key decision-makers will switch to HEPLISAV-B and consider HEPLISAV-B to be the standard of care, whether interim and final results of current and future clinical trials of product candidates including SD-101 will support the initiation or continuation of subsequent trials, and the costs of current and future clinical trials. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Dynavax in general, see risks detailed in the "Risk Factors" section of our most recent current periodic report filed with the SEC. These statements represent our estimates and assumptions only as of the date of this press release. We do not undertake any obligation to update publicly any such forward-looking statements, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in our current periodic reports with the SEC.

KEYTRUDA is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc.

Contact:

Heather Rowe
Vice President, Investor Relations & Corporate Communications
hrowe@dynavax.com
510-665-7269

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i CDC. https://www.cdc.gov/hepatitis/hbv/bfaq.htm.

ii CDC. https://www.cdc.gov/hepatitis/statistics/2015surveillance/index.htm#tabs-5-8. Fig 3.2

iii CDC. https://www.cdc.gov/hepatitis/hbv/hbvfaq.htm.

iv CDC. https://www.cdc.gov/diabetes/pubs/pdf/hepb_vaccination.pdf.

v CDC. https://www.cdc.gov/diabetes/pdfs/data/statistics/national-diabetes-statistics-report.pdf.